Exhibit 10.14

This SOFTWARE LICENSE AGREEMENT is effective as of the Effective Date, by and between OneShop Retail Sdn. Bhd.. (hereafter “Customer” / “OneShop”), a limited liability company incorporated in Malaysia, having a business address at Unit 6-2A-2, Wisma LMS, No. 6, Jalan Abdul Rahman Idris, Kampung Baru, 50300 Kuala Lumpur, Malaysia, and Mobilityone Sdn. Bhd., a limited liability company incorporated in Malaysia, having a business address at Unit 6-2A-2, Wisma LMS, No. 6 Jalan Abdul Rahman Idris, Kg Baru, 50300 Kuala Lumpur (hereinafter “Licensor”). (Customer and Licensor are sometimes individually referred to herein as the “Party” and collectively the “Parties”.)

W I T N E S S E T H

WHEREAS, Licensor and Super Apps Holdings Sdn Bhd (“Super Apps”) are parties to that certain Share Sale Agreement (the “Share Sale Agreement”) pursuant to which Licensor agreed to sell to Super Apps, and Super Apps agreed to purchase from Licensor, sixty (60) Ordinary Shares of “OneShop, constituting sixty percent (60%) of the issued and outstanding securities of OneShop;

WHEREAS, upon the closing of the transactions contemplated in the Share Sale Agreement (the “Closing”), Licensor and Super Apps will each hold forty (40) and sixty (60) Ordinary Shares of OneShop, respectively, constituting forty percent (40%) and sixty percent (60%), respectively, of the issued and outstanding securities of OneShop;

WHEREAS, the Parties intend to jointly operate a payment processing solutions business through OneShop after the Closing;

WHEREAS, Licensor has developed a proprietary electronic payment solutions platform that can process payments received through several payment channels such as internet banking, automated teller machines and e-commerce platforms;

WHEREAS, in connection with the Share Sale Agreement, Licensor desires to grant to Customer a license such platform and provide certain associated services to Customer to enable the Parties to operate a payment processing solutions business via such platform through OneShop; and

WHEREAS, Customer desires to license such platform and have Licensor perform such services.

NOW THEREFORE, in consideration of the mutual promises and agreements herein set forth, the parties do hereby agree that:

1. DEFINITIONS

1.1. “Agreement” shall mean this Software License Agreement dated Effective Date and all attachments and Exhibits hereto.

1.2. “Critical Program Error(s)” shall mean any program error, whether or not known to Customer, which has or may have an adverse impact on the operations of Customer as a result of its use of the Software used in accordance with the Documentation, or Services provided by Licensor. Customer shall solely determine whether a Critical Program Error exists.

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1.3. “Customer Affiliates” shall mean any partnership, joint venture, subsidiary, and other affiliated entities (whether incorporated or unincorporated) in which Customer has an ownership, managerial, or operational interest or which now or hereafter directly or indirectly controls, is controlled by, or is under common control with, Customer, including multiple levels of controlled corporations. Control shall be defined as (i) ownership of 20% or more of the voting power of all classes of voting stock of an entity; (ii) ownership of 20% or more of the beneficial interests in income and capital of an entity other than a corporation; or (iii) management control over an entity.

1.4. “Documentation” shall mean the most current operational, functional and technical specifications in any standard materials, guides, manuals or other related materials which shall be provided to Customer by Licensor which assist Customer in using the Software.

1.1. “Effective Date” shall mean the date of the Closing of the Share Sale Agreement.

1.2. “Final Acceptance” shall mean the successful completion of the acceptance process identified in Section 4 to this Agreement.

1.3. “Purchase Order” shall mean the document forwarded to Licensor by Customer which requests that Licensor supply Customer with specific Software, Documentation, Support or Services and which references this Agreement.

1.4. “Services” shall mean the custom development, consulting or other work to be performed by Licensor as described in Section 3 below.

1.5. “Software” shall mean the platform and application programs described in Exhibit A and any object code, functional and technical specification described in the Documentation and any Updates supplied by Licensor.

1.6. “Specifications” shall mean collectively, the Software functionality descriptions in Exhibit A, all Documentation (whether printed or on-line), and all Updates to the Specifications. The Specifications are hereby incorporated by reference into this Agreement.

1.7. “Sublicensed Software” shall mean any application program, database, operating system or other like product which is not developed by Licensor, but which is necessary to operate the Software and which has been supplied by Licensor to Customer under this Agreement.

1.8. “Support” shall mean those services to be performed by Licensor as set forth in Exhibit B.

1.9. “Term” shall mean the period commencing on the Effective Date and ending ten (10) years thereafter.

1.10. “Update(s)” shall mean all new releases, new versions, updates, revisions, fixes, patches or other alterations of the Software, including those which are designed to improve the operation or functionality of the Software, intended to correct an error in the Software (including Critical Program Error(s)) or required to correct a breach of warranty or other breach of this Agreement.

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1.11. “Work Order” shall mean, subject to the terms of a statement of work or other similar document (collectively, a “Work Order”), agreed to by Customer or Customer Affiliate and Licensor, Licensor shall provide the services, including any deliverables, set forth in such Work Order.

2. LICENSED SOFTWARE

2.1. License Grant. Licensor grants, and Customer accepts, a royalty-free, worldwide and non-exclusive license to install, store and use the Software and Documentation, including the merging or interfacing of Software with other programs, subject to all the terms and conditions of this Agreement and Exhibit A during the Term. The Software is licensed for use solely for Customer’s business purposes, including the provision of payment processing services and any other services. Customer shall be entitled to sublicense and transfer the Software and Documentation to Customer Affiliates subject to Licensor’s prior written approval which shall not be unreasonably withheld or delayed. Upon approval of such sublicense, the obligations of Licensor set forth herein shall also apply to such sublicensee. Except as set forth above, no rights to transfer, sublicense or market the Software or Documentation are granted herein. All rights not specifically granted to Customer by this License shall remain in Licensor.

2.2. Ownership of Software and Documentation. Title to and ownership of the Software and Documentation and all applicable proprietary rights, including but not limited to, rights in patents, copyrights , author’s rights, trademarks, trade names, graphic design and design elements, order of operations, algorithms, data structure, organizational features, know-how and identified trade secrets in the Software and Documentation if any, shall remain at all times with Licensor, and subject to the license granted to Customer pursuant to this Agreement. Licensor hereby grants Customer the right to reproduce, modify, enhance, reverse engineer, decompile or disassemble the Software or any portion thereof and to create derivative works or derive the source code (or the underlying ideas, algorithms, graphic designs, order of operations, or any other structures or organization) of the Software subject to Licensor’s prior written approval which shall not be unreasonably withheld or delayed. No other right or license with respect to any proprietary rights is granted under this Agreement.

2.3. Protection of Software. The Software (whether received in writing, on magnetic tape or on other storage media) is a product proprietary to Licensor. Customer shall protect the Software with security measures which are the same as Customer employs to protect its like proprietary information. Notwithstanding the foregoing, disclosure of the Software and/or Documentation to government regulatory agencies for purposes consistent with use of the Software and/or Documentation by Customer allowed under this Agreement, or in accordance with any other agreement in writing by the Parties, shall not be considered a breach of the Agreement.

2.4. Other Proprietary Rights. Customer shall own and shall have all the proprietary rights in any and all information of any nature (including without limitation, all files, input materials, output materials, memoranda, reports, paper, analyses, drawings, specifications, software, data, graphs, charts or other written materials, (collectively, the “Works”)) supplied or contributed by Customer and provided to Licensor during the course of its performance under this Agreement. Licensor hereby agrees and acknowledges that Customer owns any and all intellectual property rights developed by Customer in any Customer-specific derivative works associated with the Software and containing Works. Licensor hereby assigns the ownership of all right, title and interest in such Works (including all patents, copyrights, and other intellectual property rights thereto) to Customer. Customer shall have the right to obtain and hold in its own name such patents, copyrights or other intellectual property rights which may pertain to the Works..

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2.5. Sublicense Grant. Licensor grants to Customer a perpetual, non-exclusive, non-transferable (except in accordance with Section 2.1) to use any Sublicensed Software in connection with the Software and any modifications, enhancements and or derivative works of the Software. Customer may sublicense and/ or transfer the Sublicensed Software in accordance with Section 2.1 subject to Licensor’s prior written approval which shall not be unreasonably withheld or delayed as stated in Section 2.1. Licensor warrants that it has the authority to grant such licenses to Customer and Licensor agrees to indemnify Customer against any and all claims, costs, awards, damages or like expenses (including reasonable attorney’s fees) which may arise out of a breach of this warranty by Licensor.

2.6. Import and Export Requirements. Customer acknowledges that any obligation of Licensor to provide Software or Documentation under this Agreement are subject in all respects to the laws and regulations of Malaysia governing the removal, transmission, export and use of same outside of Malaysia. Customer agrees that it shall not remove, transmit or export, directly or indirectly, any Software, Documentation or related information from Malaysia, or any other jurisdiction, without being in full compliance with all governing laws and regulations, including without first obtaining all required licenses and approvals from the appropriate government agencies.

3. SERVICES AND ADDITIONAL COVENANTS

3.1. Training. Licensor shall train and assist Customer’s personnel in learning to use the Software, including Updates, free of charge in accordance with terms to be mutually determined by the Parties.

3.2. Installation. Licensor shall install or assist Customer with installation of the Software and all Updates. For avoidance of doubt, installation includes all aspects of installation, including deployment, configuration, integration and testing, all of which shall be subject to Customer’s review, acceptance and approval in Customer’s sole discretion

3.3. Additional Services. After completion of the Software installation activities described above and at Customer’s request, Licensor agrees to provide custom development and consulting services to Customer on terms and conditions to be mutually determined by the Parties. If Customer requests such additional Services, Licensor shall inform Customer that the Services requested constitute additional Services and provide a quote for such Services to Customer. Such quote shall be competitive with, or more favorable to Customer than, Licensor’s charges for substantially similar services to Licensor’s most favored customers (i.e., those customers to whom Licensor charges its lowest prices), purchasing substantially similar volumes of such services under substantially similar circumstances and terms and conditions. If Customer desires to obtain those Services from Licensor according to the prices identified in the quotation, Customer will forward a Purchase Order to Licensor requesting such Services. Upon its receipt of the Purchase Order, Licensor agrees to provide the requested Services. If Customer desires additional Services from Licensor then a Work Order shall be created describing services between Customer and Licensor. Customer is under no obligation to use Licensor’s Services and may utilize third parties to provide services that may include modifications to the Software, provided that a prior written approval from the Licensor is obtained (which approval shall not be delayed or unreasonably withheld) and the said third parties maintain the confidentiality of the Software in accordance with the terms of this Agreement.

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3.4. Further Covenants of Licensor. The Parties further acknowledge Licensor’s obligations pursuant to the Share Sale Agreement dated October 18, 2022 between Licensor and Super Apps as well as the Joint Venture Agreement dated October 18, 2022 between Licensor, Customer and Super Apps whereby Licensor (a) shall provide the necessary technical and business supports to achieve the business target of OneShop, and (b) Licensor unconditionally guarantees the business target at a value of no less than RM560,000,000.00 (Ringgit Malaysia Five Hundred and Sixty Million) turnover in the financial year ending 31 December 2023 or any period as mutually agreed between SuperApp and Licensor.

3.5. Further Obligations of Licensor. Licensor acknowledges and agrees that OneShop is engaged in the highly competitive business of Fin-Tech business, and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and use, and maintain the secrecy of Confidential Information. OneShop has thus obtained, or will obtain, a valuable economic asset that has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers, customers, and vendors. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than Company, Company would suffer irreparable harm, loss, and damage. Accordingly, Licensor acknowledges and agrees that:

(a) Licensor acknowledges and agrees that upon performance of its obligations set forth in Section 3.4, all such technical and business supports provided by Licensor (except for Software, and Documentation and all applicable proprietary rights, including but not limited to, rights in patents, copyrights , author’s rights, trademarks, trade names, graphic design and design elements, order of operations, algorithms, data structure, organizational features, know-how and identified trade secrets in the Software and Documentation) to achieve the business target shall become OneShop Confidential Information, despite Licensor’s prior knowledge of same.

(b) Unless OneShop gives Licensor prior express written permission, during the Term and thereafter, Licensor shall not use for Licensor’s own benefit or use for or disclose to any competitor, supplier, or customer, or any other person, firm, corporation, or other entity, the OneShop’s Confidential Information, including but not limited to Works;

(c) Unless OneShop gives Licensor prior express written permission, during the Term and thereafter, Licensor shall not directly or indirectly solicit the actual customers of OneShop, because the identities of such actual customers has been compiled over time by OneShop and OneShop takes reasonable measures to protect such information and considers information regarding its actual customers to be Confidential Information.

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4. ACCEPTANCE. With respect to any custom Software requested pursuant to Section 3.3, such custom Software will be deemed to have passed Final Acceptance sixty days after installation unless Customer notifies Licensor of a breach of warranty described in Section 7 below. If the warranty breach is not cured to Customer’s satisfaction within 30 days of Customer’s notification, then Customer shall, at its option, have the right to terminate the applicable Purchase Order. Upon such a termination under this section, Licensor shall promptly return to Customer all moneys paid by Customer to the Licensor for the terminated custom Software and related Services, and Customer shall promptly return or destroy all copies of the terminated custom Software and related Documentation.

5. LICENSED SOFTWARE SUPPORT

5.1. Software Support and Support Fees. During the Term, Licensor agrees that it shall provide Support for the Software and all Updates as specified in Exhibit B. There shall be no charge to Customer for the Support services during the Term. Licensor shall provide Customer, at Licensor’s expense, with all bug fixes and code corrections necessary or desirable to correct or address malfunctions and/or defects in the Software as necessary to bring and/or maintain the Software into substantial conformity with its operating specifications.

5.2. New Releases and Updates. During the Term, Licensor shall furnish Customer with all new releases and Updates to the Software and Documentation free of charge, which Updates shall be subject to this Agreement. There shall be no additional license fee for such Updates. Customer shall at its own expense obtain any equipment required to run new releases.

6. PAYMENTS

6.1. Other Services. Customer shall pay for all other services or products. Licensor shall be paid as specified in the applicable Purchase Order.

6.2. Taxes. In the event foreign, federal, state or local taxes are assessed on any Service performed hereunder, except taxes based on net income or personal property, Customer shall directly pay or reimburse Licensor accordingly.

6.3. Compliance. Licensor shall not send any invoices with respect to work, and no claim from Licensor for payment (including any amount for fees or expenses) will be allowed for any work done by Licensor with respect to such work, prior to both parties’ duly authorized representatives executing a Work Order and Customer issuing a purchase order to Licensor with respect to such Services.

7. WARRANTY, INDEMNITY AND LIABILITY LIMITATION

7.1. Licensor Software Warranty. Licensor warrants that, beginning upon Final Acceptance and during the Term, the Software will operate in accordance with the Documentation without material error or Critical Program Error, and will perform the functions set forth in the Specifications. Licensor further warrants that all Updates to the Software will be compatible with existing Software(s) and shall not degrade documented functionality of Software being used by Customer.

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7.2. Warranty and Indemnity Regarding Software.

7.2.1. Licensor warrants that it shall deliver the Software and Sublicensed Software free from the claims of any third party for infringement of any patents, trademarks, copyrights, trade secrets, or other proprietary rights. Licensor agrees that it shall defend at its own expense, and will indemnify Customer and save Customer harmless against any costs (including reasonable attorney’s fees) and damages made in settlement or awarded as a result of, any action brought against Customer based on an allegation of such infringement with respect to any item of Software, Sublicensed Software, Support or Services. Customer shall promptly notify Licensor in writing of any such action or allegation of infringement, Licensor shall have sole control of the defense of any such action and all negotiations for its settlement or compromise.

7.2.2. If an injunction is obtained against Customer’s use of any item of Software or Sublicensed Software by reason of an infringement described above, or if in Licensor’s opinion any item of Software is likely to become the subject of a claim of such infringement, Licensor shall at its own expense procure the right for Customer to continue using the item of Software or Sublicensed Software which is the subject of the infringement claim or replace or modify such item so that it becomes non-infringing.

7.2.3. Program Errors. If Customer gives Licensor notice of a Critical Program Error contained in the Software, Licensor will, upon receipt of such notice, immediately investigate such Critical Program Error and will deliver to Customer either a patch or workaround or code to correct such Critical Program Error (and deliver to Customer appropriate code and Documentation for such correction) at no additional cost to Customer within ten (10) days after receipt of such notice. If Licensor fails to eliminate the Critical Program Error within ten (10) days after receipt of such notice, then Customer shall have the right to exercise the remedies identified in paragraph 7.2.6.

7.2.4. Viruses/Disabling Code. As of the date of delivery to Customer, the Software and any Update(s) will not contain any computer virus or code that could be otherwise hostile, damaging or disabling to Customer’s existing information systems or components thereof. Licensor further warrants that Customer shall have quiet and peaceful enjoyment of the use of the Software and Documentation for the duration of this Agreement until and unless this Agreement is lawfully terminated, ended or otherwise declared ineffective, as specified herein. Licensor further covenants that it shall not install or insert any virus or disabling code or take any action which would permit Licensor or any third party to interfere with Customer’s quiet enjoyment of the Software.

7.2.5. Warranty of Authority. Licensor warrants that it has the power and authority to enter into this Agreement and to grant and convey the license, sublicense, if any, and other rights granted and conveyed to Customer hereunder. This Agreement does not and will not knowingly violate, the rights of any third party or, breach or interfere with any other agreement to which Licensor is a party or by which Licensor is bound.

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7.2.6. Remedies. If no time limit is otherwise specified in the above warranties, Licensor shall have thirty (30) days from the date it receives a notice of warranty breach to cure the breach. If, however, Licensor cannot correct the nonconformity within the timeframe specified, then Customer shall have the right (exercisable in Customer’s sole discretion), to: (i) require Licensor to replace the nonconforming Software (provided, however, that the replacement is functionally equivalent) at no cost to Customer; or (ii) terminate this Agreement or any applicable Purchase Order.

7.2.7. Warranty Limitation. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, LICENSOR IS PROVIDING THE SOFTWARE AND DOCUMENTATION “AS IS” AND THERE ARE NO WARRANTIES, COVENANTS, TERMS, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR OTHERWISE GRANTED FOR THE SOFTWARE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WHICH ARE HEREBY DISCLAIMED AND CUSTOMER HEREBY ACCEPTS THE LICENSOR DISCLAIMER OF ALL OTHER COVENANTS, REPRESENTATIONS, PROMISES AND WARRANTIES WITH RESPECT TO THE SOFTWARE AND DOCUMENTATION, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.. AS TO THE SOFTWARE, SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES OR THE LIMITATION OR EXCLUSION OF LIABILITY SO SOME OF THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO CERTAIN SOFTWARE, DOCUMENTATION, SUPPORT OR SERVICES.

7.2.8. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED FIFTY THOUSAND DOLLARS ($50,000) UNDER THIS AGREEMENT UP TO THE DATE THAT THE CAUSE OF SUCH CLAIM AROSE. The foregoing limitations of liability will not apply and nothing in this Agreement shall affect either Party’s liability (a) for death or personal injury or damage to real or personal property caused by such Party’s gross negligence or willful misconduct, (b) for any damages caused by the intentional or grossly negligent acts or omissions of such Party, (c) the intentional introduction by Licensor of a computer virus into the information systems of Customer, (d) Licensor’s willful disabling of the Software and/or Customer’s information systems or components thereof, (e) for claims of infringement against which Licensor indemnifies Customer under Section 7.2 of this Agreement, or (f) to the extent prohibited by applicable law. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, LOSS OF DATA OR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT INCLUDING NEGLIGENCE, BY STATUTE OR UNDER ANY QUASI-CONTRACTUAL THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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8. GENERAL PROVISIONS

8.1. Termination Right By Customer. Customer shall have the right to terminate this Agreement or its license to any item of Software if Customer so elects pursuant to Sections 4 or 7.2. In the event Customer exercises its termination right under Section 4, then Customer shall identify all copies of the Software and return the copies to Licensor within thirty days of the Customer’s provision of its notice to terminate. Upon such a termination, Licensor shall, within thirty (30) days of the effective date of the termination, refund fees, if any in accordance with appropriate section. Customer shall also have the right, after full payment of any license fees due under this Agreement, to terminate this Agreement or terminate its license to any Software licensed pursuant to this Agreement at Customer’s convenience without the right to receive any refund and without any penalty to Licensor.

8.2. Termination by Licensor . Licensor shall have the right to terminate this Agreement in the event Customer fails to pay any undisputed invoices as required under Section 6. Licensor shall provide thirty (30) days prior written notice of its intent to terminate due to Customer’s failure to make payments as described in this paragraph. Licensor shall not terminate this Agreement if Customer cures its failure to pay undisputed invoices during the thirty (30) day notice period.

8.3. Network Charges. Customer, its Customer Affiliates or its subscribers shall at all times be responsible for all mobile network data or airtime charges, SMS related charges, application certification charges or marketing costs levied by cellular or wireless network and any other fees or levies related to the cellular or wireless network or other costs over which the Customer’s application is offered, as well as Customer’s own Internet access fees (collectively, the “Network Charges”). None of the fees chargeable hereunder include any Network Charges and Customer shall indemnify and hold harmless Licensor, its officers, directors, agents and representatives against any such Network Charges that may be levied against them for the operation of Customer’s application(s).

8.4. Regulatory Bodies. Customer and Licensor agree to cooperate fully with each other in meeting any obligations imposed upon Customer or Licensor by applicable regulatory bodies with respect to the Software.

8.5. Use of Subcontractors. Licensor will not subcontract or permit anyone other than its employee(s) or consultants in the normal course of business to perform any of the Services required of Licensor under this Agreement without the prior written approval of Customer, which approval shall not be unreasonably withheld or delayed.

8.6. Use of Name Restriction. Neither Party shall use the name of the other or refer to the other directly or indirectly in any advertisement, sales promotion, news release or releases to any professional or trade publication without receiving specific prior written authorization from the other Party.

8.7. Waiver. All waivers of and consents to any terms and conditions of this Agreement (or any rights, powers or remedies under it) by either Party must be in writing in order to be effective. No waiver or consent granted with respect to one matter or incident shall be construed to operate as a waiver or consent with respect to any different or subsequent matter or incident.

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8.8. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or three (3) business days after being sent by registered or certified mail (return receipt requested), postage prepaid, or one (1) business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated below. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other parties in accordance with this Section 9, except that any notice of such change of address shall not be effective unless and until received.

Licensor: MobilityOne Sdn. Bhd.	Customer: OneShop Retail Sdn. Bhd.
Unit 6-2A-2, Wisma LMS, No. 6 Jalan Abdul Rahman Idris, Kg Baru, 50300 Kuala Lumpur	Unit 6-2A-2, Wisma LMS, No. 6 Jalan Abdul Rahman Idris, Kg Baru, 50300 Kuala Lumpur
ATTN: Chief Financial Officer	ATTN: Chief Financial Officer

8.9. Amendment. This Agreement may not be amended, modified, or otherwise changed or altered except by a writing executed by authorized representatives of Customer and Licensor.

8.10. Debarred Contractor. Licensor warrants that it is not currently debarred, suspended or otherwise excluded by government agencies from receiving federal contracts.

8.11. Confidentiality of Information.

8.11.1. Definition. “Confidential Information” shall mean any and all business and technical information of OneShop or Licensor, as the case may be (“Disclosing Party”), disclosed to, or otherwise acquired or observed by other party (“Receiving Party”), whether communicated in writing, orally, electronically, or in any other form, including, but not limited to, the terms and conditions of this Agreement, except Confidential Information does not include any information which (a) becomes generally available to the public through no fault of Receiving Party, (b) was independently developed by Receiving Party without access to Disclosing Party’s Confidential Information, or (c) becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party; provided that such source is not prohibited from transferring the information to Receiving Party by contractual, legal, or fiduciary obligation. For avoidance of doubt, Confidential Information includes, and is not limited to access to proprietary or confidential information of the other Party concerning business affairs, property, operating procedures, trade secrets, know-how, manufacturing processes and techniques, regulatory approval strategies, computer programs, data, schematics, design work, formulas, compositions, service techniques and protocols, new and existing product designs and specifications, any modifications to such product designs and specifications, and any other skills or ideas, personnel information or other information, including financial data, Software, Works and Consumer Information (as hereinafter defined). Subject to Section 2 of this Agreement (Licensed Software), all Software and Documentation are hereby agreed to be the Confidential Information of Licensor.

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8.11.2. Restrictions on Disclosure of Confidential Information. During the Term and at all times thereafter, each of Licensor and OneShop will hold in strict confidence, not disclose to any third party, and maintain the confidentiality of, all Confidential Information of the other party, and will use the Confidential Information of the other party for no other purpose than performing its obligations under this Agreement. Licensor and OneShop will each use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own information (or information of its Licensees) of a similar nature, but not less than reasonable care. The parties may disclose Confidential Information to their affiliates, auditors, attorneys, accountants, advisors, consultants, and contractors (each, a “Representative”), where (i) use by the Representative is authorized under the Agreement, (ii) such disclosure is necessary for the performance of the Representative’s obligations under or with respect to the Agreement, (iii) the Representative agrees in writing to assume the obligations described in this Section 8.11 or is under a professional duty that is the same or similar to the obligations of this Section 8.11, and (iv) the Disclosing Party assumes full responsibility for the acts or omissions of its Representatives in connection with their obligations and takes all reasonable measures to ensure that the Confidential Information is not disclosed or used in contravention of the Agreement. Any disclosure to such person or entity will be under the terms and conditions as provided herein.

8.11.3. Compelled Disclosure. In the event that Receiving Party is requested, in accordance with applicable law, to disclose Confidential Information of Disclosing Party, Receiving Party agrees to provide Disclosing Party with prompt notice of such request so that Disclosing Party will have an opportunity to limit or preclude such disclosure. Receiving Party agrees to cooperate with Disclosing Party, at Disclosing Party’s expense, in any lawful effort to contest the requirement of such disclosure. In the event that a protective order or other remedy is not obtained, Receiving Party may furnish only that portion of Confidential Information of Disclosing Party which Receiving Party reasonably believes, based on the advice of counsel, it is legally compelled to disclose and will request assurance that confidential treatment will be accorded any Confidential Information so furnished.

8.11.4. Confidentiality Obligations after Termination of Agreement. Upon termination of this Agreement, Receiving Party shall return or securely destroy or permanently delete (at Disclosing Party’s option) the destruction of all documents and electronic media containing Disclosing Party’s Confidential Information, including all copies, and upon request, certify in writing that the Confidential Information has been destroyed or permanently deleted.

8.11.5. Equitable Remedies. The Parties acknowledge that its breach of any of its obligations under this Agreement may cause the other Party irreparable harm, for which monetary damages may be an inadequate remedy. Therefore, in the event of any such breach, the other Party shall be entitled, in addition to any other remedy available under this Agreement, at law or in equity, to seek injunctive relief, including specific performance of the terms hereof and other equitable relief for such breach, without the posting of bond or other security.

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8.12. Privacy and Security of Consumer Information. Each Party agrees that it (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information, (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information of a Party to third parties except at the specific written direction of such Party, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access and (v) shall immediately notify the other Party of any actual or suspected breach of the confidentiality of Consumer Information. Consumer Information shall mean any personally identifiable information in any form (written electronic or otherwise) relating to an end-user, including, but not limited to: an end-user’s name, address, telephone number, tax amount or payment information; and any other non-public personally identifiable information..

8.13. Governing Law/Dispute Resolution. This Agreement shall be governed by, and shall be construed in accordance with, the laws of Malaysia. Any disputed matter will first be attempted to be resolved by good faith negotiations between local management. Any dispute, controversy or claim arising out of or related to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to binding arbitration shall, before submission to binding arbitration, first be mediated through non-binding mediation in accordance with the rules and procedures of the Asian International Arbitration Centre (Malaysia) (“AIAC”). The mediation shall be conducted in Kuala Lumpur, Malaysia and shall be attended by a senior executive with authority to resolve the dispute from each of the parties.

8.13.1. The mediator shall confer with the parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation. Under no circumstances may the commencement of arbitration below be delayed more than forty-five (45) days by the mediation process specified herein absent contrary written agreement of the parties.

8.13.2. Each party agrees not to use the period or pending mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

8.13.3. Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

8.13.4. Any controversy or claim arising out of or relating to this Agreement or the validity, inducement or breach thereof, and unable to be resolved in accordance with the procedure set forth above, shall be settled by binding arbitration in accordance with the rules and procedures of AIAC then pertaining except where those rules conflict with this provision, in which case this provision controls. Any Court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitration shall be held in Kuala Lumpur, Malaysia and in rendering the award the arbitrator must apply the substantive law of Malaysia (except where that law conflicts with this clause). Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES OR DAMAGES CONTRARY TO THE EXPRESS TERMS OF THIS AGREEMENT AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES FROM THE ARBITRATOR. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS’ FEES OR COSTS RESULTING FROM THE ARBITRATION.

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8.13.5. Except as required by law or the rules and regulations of the relevant securities exchange or other governmental agencies, neither Party shall publicize the nature of any disputed matters, or the proceedings or outcomes of any good faith negotiation, mediation or arbitration proceedings, judgments or settlements pursuant to this section.

8.14. Severability and Effect of Laws. The provisions of this Agreement shall obligate the parties only to the extent that such provisions are lawful. Any provision of this Agreement which is prohibited by law shall be ineffective (but only to the extent that, and in the locations where, such prohibition shall be applicable). The remainder of the Agreement shall remain in full force and effect, however, provided that both parties agree the Agreement can continue to be performed in furtherance of the parties’ objectives.

8.15. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to acquisition and use of the Software, Updates, Documentation, Support and Services.

8.16. Assignment. Unless otherwise stated, neither Party hereto may assign, cede or transfer any of its rights or obligations under this Agreement without the written consent of the other Party, which consent may not be unreasonably withheld; provided however, without such consent either Party may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another company. Customer shall likewise have the ability to assign this Agreement to a Customer Affiliate in the event Customer outsources, sells, assigns or otherwise gives the department or functions which use the Software to such Customer Affiliate. Neither Party shall be relieved of any of its obligations under this Agreement by reason of its assignment of this Agreement. Both Parties agree that they will require any assignee to perform their obligations hereunder.

8.17. Survival. The respective obligations of Customer and Licensor that by their nature would continue beyond the termination or expiration of this Agreement (including any obligations regarding confidentiality, intellectual property rights, indemnification, governing law, publicity and marks, limitations of liability, and dispute resolution) shall survive such termination or expiration.

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IN WITNESS WHEREOF, this Agreement is duly executed by an authorized representative of both parties as of __, 2023.

MobilityOne Sdn. Bhd.	OneShop Retail Sdn. Bhd.
(AUTHORIZED SIGNATURE)	(AUTHORIZED SIGNATURE)

(PRINT OR TYPE NAME OF SIGNATORY)	(PRINT OR TYPE NAME OF SIGNATORY)

Chief Executive Officer	Chief Executive Officer
(TITLE)	(TITLE)

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EXHIBIT A

Description of Software

1. Software Descriptions:

Software shall mean the following:

[Please insert]

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EXHIBIT B

Support Services Agreement

1. Licensor Support Services. Licensor agrees to provide Support services to the Customer’s technical support team for the Software in accordance with the following terms:

1.1	Ongoing Support entitles Customer to receive assistance in problem identification and resolution for Software, distribution of software change packages, and user and database support related to a Software product. The Customer’s subscribers or end users shall interface with the Customer’s technical support only.
1.2	Licensor shall provide, in a timely manner, whatever services as may be necessary to ensure that the Software remains in conformity with the Specifications and the warranties contained in this Agreement. The scope of such Support services shall include services for and all Software provided by Licensor including, without limitation, interfaces, Updates and new releases. Licensor shall provide remedial maintenance including, without limitation, fault isolation, diagnosis and repair, at any and all Customer facilities using the Software.
1.3	Response Times. For any Support requests placed by Customer, Licensor agrees that the following response times shall apply:
1.3.A	Critical Program Errors. Licensor shall use commercially reasonable efforts to respond to any Critical Program Errors and shall work continuously until such error is resolved.
1.3.B	Medium Errors. Licensor shall respond within two (2) hours to any Medium Error and shall resolve such error within five (5) calendar days. Medium Error means any error for which an alternative solution or work around which is acceptable to Customer (in Customer’s sole discretion) may be accomplished.
1.3.C	Low Errors. Licensor shall respond within twenty-four (24) hours to any Low Error, and shall resolve such error no later than the next general release of the Software. Low Error means any error that is of a cosmetic or de minimus nature in Customer’s sole opinion.
1.4	“Response time” shall mean the time between Customer’s placement of a service call and Licensor’s initiation of problem diagnosis, isolation and other assistance via telephone.
1.5	Telephone Support services. During the term of Support services, Licensor’s technical support will be available to accept and respond to problem calls or email from Customer’s technical support from 9:00 am - 5:00 pm Malaysia Time, 5 days a week (Monday through Friday), 52 weeks a year, excluding Malaysian national holidays. During such hours, technical support calls or email will be answered immediately by the support staff. Licensor will provide a phone option to speak directly to a trained technical support representative. Licensor will make the reasonable commercial effort to answer promptly to calls.
1.6	Any fixes or corrections to the Software shall be provided by Licensor upon Licensor’s receipt of notice of such problem or whenever Licensor otherwise becomes aware of an actual or potential Software problem. Such fixes or corrections shall be provided at no additional cost to Customer.
1.7	Licensor shall provide, on an annual basis, or more frequently if reasonably requested by Customer, any and all updated Documentation for any interfaces, enhancements or modifications provided to Customer in accordance with this Agreement.

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